Exhibit (h)(6)

EXPENSE LIMITATION AGREEMENT

For Certain Series Involved in Reorganizing Transactions with

Series of Nicholas-Applegate Institutional Funds

Allianz Funds Multi-Strategy Trust

1345 Avenue of the Americas

New York, NY 10105

March 31, 2010

Allianz Global Investors Fund Management LLC

1345 Avenue of the Americas

New York, NY 10105

Ladies and Gentlemen:

This Expense Limitation Agreement (the “Agreement”), dated as of March 31, 2010, is made between the Allianz Funds Multi-Strategy Trust (the “Trust”), on behalf of the series of the Trust listed on Schedule A hereto (the “NACM Funds”) and Allianz Global Investors Fund Management LLC (the “Manager”) on the following terms:

1. The Trust is an open-end management investment company that has multiple separate investment portfolios, including the NACM Funds. This Agreement shall cover only the NACM Funds. Each NACM Fund is a party to a contemplated reorganizing transaction according to which it would receive the assets and assume the liabilities of a corresponding series of Nicholas-Applegate Institutional Funds (“NAIF”), also an open-end management investment company.

2. Pursuant to an Amended and Restated Investment Management Agreement between the Trust and the Manager dated as of July 8, 2008 (as from time to time in effect, the “Management Agreement”), the Trust has retained or will retain the Manager to provide the Trust and each NACM Fund, and each NACM Fund’s shareholders with investment management and other services.

3. With respect to each class of shares (each a “Class”) of each NACM Fund, as used in this Agreement:

(a) “Attributable Class Operating Expenses” means the actual NACM Fund operating expenses, including organizational expenses, that are attributable to the Class other than trustees’, interest, tax or extraordinary expenses, or custodial credits, transfer agency credits, expense offset arrangements and Underlying Fund Expenses (each expressed as a percentage of average daily net assets), prior to any waiver, reduction or reimbursement by the Manager under this Agreement, but after any waiver, reduction or reimbursement by the Manager under any other agreement, including, without limitation, any management fee waiver agreement;

(b) “Effective Class Operating Expenses” means the NACM Fund operating expenses, including organizational expenses, paid by the Class, other than trustees’, interest, tax, or extraordinary expenses, or custodial credits, transfer agency credits, expense offset arrangements and Underlying Fund Expenses (each expressed as a percentage of average daily net assets), after any waiver, reduction or reimbursement by the Manager under this Agreement, or under any other agreement, including, without limitation, any management fee waiver agreement;

(c) “Expense Limit” means the sum of (i) the “Net Annual Fund Operating Expenses” listed for the Class of the NACM Fund under “Expense Limit” in Schedule A, plus (ii) 0.0049% (expressed as a percentage of average daily net assets);

(d) “Annual Excess Amount” means the extent to which the annual Attributable Class Operating Expenses of the Class for a fiscal year (or portion thereof if the NACM Fund commenced operations as a series of the Trust during the course of such fiscal year) exceed the Expense Limit for that Class; and

(e) “Underlying Fund Expenses” means any fees and expenses incurred indirectly by the Class of the NACM Fund as a result of investment by the NACM Fund in shares of one or more “investment companies” (within the meaning of the 1940 Act (defined below)) or entities that would be “investment companies” but for the exceptions from that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act.

4. Each month, the Attributable Class Operating Expenses of each Class of each NACM Fund for such month shall be annualized as of the last day of the month. Until the Expense Limitation Expiration Date of such NACM Fund as specified in Schedule A, if such annualized Attributable Class Operating Expenses exceed the Expense Limit of a Class, the Manager shall waive, reduce or reimburse the management fee it is entitled to receive from that Class under the Management Agreement or otherwise reimburse NACM Fund expenses for that month by an amount such that the annualized Effective Class Operating Expenses of such Class for such month equal the Expense Limit.

5. Until the Recoupment Period Expiration Date of each NACM Fund as specified in Schedule A, if in any month during which the Management Agreement is in effect, the annualized Attributable Class Operating Expenses of a particular Class of such NACM Fund are less than the Expense Limit of such Class, the Manager will be entitled to reimbursement by such Class of any or all management fees previously waived, reduced or reimbursed by the Manager or other expenses reimbursed with respect to that Class (the “Aggregate Class Reimbursement Amount”) pursuant to this Agreement during the then-current fiscal year or any of the three preceding fiscal years and not subsequently reimbursed to the Manager pursuant to this paragraph, to the extent that the Attributable Class Operating Expenses of that Class of the NACM Fund for such month plus the amount so reimbursed, when annualized, does not exceed the Expense Limit of that Class; provided, however, that the amount of any such reimbursement shall in no event exceed the Aggregate Class Reimbursement Amount of that Class of the

NACM Fund. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Manager will cease to be entitled to reimbursement for any amount waived, reduced or reimbursed by it following the last day of the applicable NACM Fund’s third fiscal year ending after the fiscal year in which such amount was waived, reduced or reimbursed. Amounts eligible for recoupment by the Manager will be deemed reimbursed in the order in which amounts were waived, reduced or reimbursed by the Manager, including with regard to any extension of the Recoupment Period Expiration Date.

6. As necessary, and subject to any reimbursements made to the Manager pursuant to paragraph 5 of this Agreement, on or before the last day of the first month of each fiscal year of each NACM Fund, an adjustment payment shall be made by the Manager or the relevant Class of the NACM Fund such that the amount of the management fees or other expenses waived, reduced or reimbursed by the Manager pursuant to this Agreement with respect to such Class of the NACM Fund during the previous fiscal year shall equal the Annual Excess Amount, if any, for such previous fiscal year.

7. This Agreement, as amended and restated, has an initial term through March 31, 2010. After the end of the initial term, this Agreement shall automatically renew for one-year terms unless the Manager provides written notice to the Trust at the above address of the termination of this Agreement, which notice shall be received by the Trust at least thirty (30) days’ prior to the end of the then-current term. The automatic renewal of this Agreement shall not affect the waiver and recoupment expiration dates set forth in Schedule A. In addition, this Agreement may be terminated by the Trust upon ninety (90) days’ prior written notice to the Manager at its principal place of business.

8. Nothing herein contained shall be deemed to require the Trust or the NACM Funds to take any action contrary to the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended or supplemented from time to time (the “Declaration of Trust”) or Amended and Restated Bylaws, as amended or supplemented from time to time (the “Bylaws”), or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or that relieves or deprives the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the NACM Funds.

9. Any term or provision of this Agreement, including but not limited to the management fee, the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), has the same meaning as in the Management Agreement and the 1940 Act, as applicable, and any question of interpretation of such term or provision will be resolved by reference to the Management Agreement and the 1940 Act, as applicable.

10. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

11. A copy of the Trust’s Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each NACM Fund.

Exhibit (h)(6)

If the foregoing correctly sets forth the agreement between the Trust and the Manager, please so indicate by signing and returning to the Manager the enclosed copy hereof.

Very truly yours,

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ E. Blake Moore, Jr.
Name:	E. Blake Moore, Jr.
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director

[Signature Page – NACM Series Expense Limitation Agreement]

Exhibit (h)(6)

SCHEDULE A

(Updated as of March 31, 2010)

NACM Funds

Fund Name	Class	Expense Limit	Expense Limitation Expiration Date	Recoupment Period Expiration Date
Allianz NACM Convertible Fund	P	0.82	3/31/11	3/31/14
	Institutional	0.72	3/31/11	3/31/14

Allianz NACM High Yield Bond Fund	Institutional	0.60	3/31/11	3/31/14

Allianz NACM International Growth Fund	Institutional	0.97	3/31/11	3/31/14

Allianz NACM International Growth Opportunities Fund	P	1.32	3/31/11	3/31/14
	Institutional	1.19	3/31/11	3/31/14

Allianz NACM Emerging Growth Fund	Administrative	1.41	3/31/11	3/31/14
	Institutional	1.16	3/31/11	3/31/14

Allianz NACM Small to Mid Cap Growth Fund	Institutional	0.90	3/31/11	3/31/14

Allianz NACM Micro Cap Fund	Institutional	1.54	3/31/11	3/31/14

Allianz NACM Ultra Micro Cap Fund	Institutional	2.23	3/31/11	3/31/14

[Schedule A – NACM Series Expense Limitation Agreement]

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, on this 31st day of March, 2010.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ E. Blake Moore, Jr.
Name:	E. Blake Moore, Jr.
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director

[Signature Page – Schedule A – NACM Series Expense Limitation Agreement]